Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-145251 on Form S-3, No. No. 333-131900 on Form S-8, No. 333-152141 on Form S-8 and No. 333-162134 on Form S-8 of our report dated March 3, 2010 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the retrospective adjustment of the 2008 and 2007 consolidated financial statements for the adoption of ASC 810 Consolidation for noncontrolling interests), relating to the consolidated financial statements and financial statement schedule of Hughes Communications, Inc. and subsidiaries, and the effectiveness of Hughes Communications, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Hughes Communications, Inc. for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Baltimore, Maryland

March 3, 2010